NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA -— OCTOBER 6, 2006
SKYLINE REPORTS FISCAL 2007 FIRST QUARTER RESULTS
     Net earnings for the first quarter of Skyline Corporation’s 2007 fiscal year were $1,896,000 compared to $2,344,000 of the first quarter of fiscal 2006. On a per share basis, net earnings for the first quarter of fiscal 2007 were $0.23 versus $0.28 for the first quarter a year ago. Net earnings for the first quarter of fiscal 2006 included a gain on sale of vacant land of $0.03 per share.
     Sales for the quarter which ended August 31, 2006 were $115,806,000 compared to $118,346,000 for the first quarter of fiscal 2006.
     For Skyline’s manufactured housing group, sales for the first quarter of fiscal 2007 were $84,483,000 compared to $92,436,000 for the first quarter a year ago.
     Skyline’s RV group recorded sales of $31,323,000 for the first three months of fiscal 2007 compared to $25,910,000 recorded for the first quarter of fiscal 2006.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in thousands except per share)
	Three Months Ended
	August 31, (Unaudited)
	2006	2005
Sales	$115,806	$118,346

Earnings before income taxes	3,046	3,721
Provision for income taxes	1,150	1,377

Net earnings	$1,896	$2,344

Basic earnings per share	$.23	$.28	(A)

Number of weighted average common shares outstanding	8,391,244	8,391,244

(A) Includes an after-tax gain on sale of vacant land of $.03 per share.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	August 31, (Unaudited)
	2006	2005
ASSETS

Cash and temporary cash investments	$131,587	$143,163
Accounts receivable	26,252	27,903
Inventories	12,723	10,839
Other current assets	10,410	9,609

Total Current Assets	180,972	191,514

Property, Plant and Equipment, net	34,974	34,744

Other Assets	10,013	9,610

	$225,959	$235,868

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$6,016	$7,630
Accrued liabilities	26,622	25,869
Income taxes payable	1,484	1,363

Total Current Liabilities	34,122	34,862

Other Deferred Liabilities	10,481	10,669

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	241,860	250,841
Treasury stock, at cost, 2,825,900 shares in 2006 and 2005	(65,744)	(65,744)

Total Shareholders’ Equity	181,356	190,337

	$225,959	$235,868